ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 11th day of July, 2012

AMONG:

Birthday Slam Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (the Vendor)

- and -

John Robinson, an individual resident in the Province of Ontario, Canada (the Shareholder)

- and -

Webtradex International Corp, a corporation incorporated under the laws of the State of Nevada, USA (the Purchaser)

WHEREAS the Vendor own the Assets (as hereinafter defined) and has agreed to sell the Assets to the Purchaser; and

WHEREAS the Shareholder is the majority Shareholder of the Vendor;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, and for other goods and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with each other as follows:

ARTICLE 1

DEFINITIONS

1.1
In this Agreement, the recitals, the schedules and in any amendments hereto, unless the context otherwise requires or unless otherwise defined in any such schedule or amendment, the following words and phrases shall have the following meanings:

(a)	"Agreement" means this Agreement and any instrument supplemental or ancillary hereto.

(b)	"Assets" means the following undertakings, properties and assets of the Business as a going concern:

•	URL: www.birthdayslam.com : www.bwished.com
•	Logos: Bwished + Birthday Slam
•	Design and Concept: Complete layout, design and strategy for the Bwished business case.
•	Code: Complete first stage coding of Bwished website in RubyonRails as per strategy and business case. First stage allows for the launch of the Beta version of the Bwished website.
•	Contracted management expertise of Gary Van Broekhoven for the period of development and future development of Bwished.com.
•	Investment in Huubla

(d)	"Closing Date" means July 17, 2012, or such later date as may be mutually acceptable to the parties hereto, and "Closing" means the time of closing on the Closing Date provided for in Section 4.1.

(e)
"Contracts" means any agreement, obligation, contract, understanding or commitment relating to the Business, whether oral or written (including, without limitation, all unfilled customer orders, product warranties and leases), which the Purchaser elects to be assigned to it by the Vendor, provided the Purchaser provides written notice of such election to the Vendor at any time prior to the Closing.

(f)
"Employees" means all of the employees of the Business employed by the Vendor immediately prior to the Closing Date (excluding the Shareholder, their spouse and relatives) as detailed in a list of employees provided by the Vendor to the Purchaser at the Closing.

(g)
"Encumbrances" means any mortgage, lien, charge, pledge, security interest or other type of encumbrance, whether fixed or floating, on any asset or assets, whether real, personal or mixed, tangible or intangible, or a pledge or hypothecation thereof or any conditional sales contract relating thereto or any action, claim, right to salvage, execution or demand of any nature whatsoever, howsoever arising.

(h)	"Excluded Assets" means

(i)	All cash, bank balances, deposits of money and similar cash items, owned or held by or for the account of the Vendor as of the Closing Date,

(ii)	All accounts receivable of the Business (whether due from customers, inter-company/related parties, governmental authorities or otherwise as of the Closing Date),

(iii)	All deferred income taxes and income taxes recoverable relating to the Business as of the Closing Date,

(iv)	All corporate, financial and other records of the Vendor not pertaining to the Assets, and

(v)
All rights, properties and assets which shall have been sold, transferred, assigned, consumed or disposed of by the Vendor prior to Closing in transactions conducted in the ordinary course of Business or otherwise not in breach of this Agreement.

(i)
"Intellectual Property" means all inventions (whether patented or unpatented), designs (whether registered or unregistered), processes, know-how, technology, formula, customer lists, trade secrets, trade-marks (whether registered or unregistered), trade names (whether registered or unregistered), proprietary information and copyrights, now owned or used in, or necessary for, the conduct of the Business or developed, licensed or acquired in connection with the Business.

(j)
“Knowledge” means the knowledge that the Vendor or the Shareholder, as the case may be, has or should have had after a reasonable inquiry directed to such officers, directors, employees, representatives, agents and advisors of the Vendor who have information relating to the facts in question.

(k)	"Person" means an individual, corporation, partnership, trustee, any unincorporated organization and words importing persons which have similar meanings.

(l)	"Purchase Price" has the meaning ascribed thereto in Section 3.1.

ARTICLE 2

PURCHASE OF ASSETS

2.1	Agreement to Purchase

Subject to the terms and conditions hereof, the Vendor agrees to sell, and the Purchaser agrees to purchase, as of the Closing Date, all of the Vendor right, title and interest in and to the Assets. The Purchaser also agrees to take over liability in respect of loans from three non-related parties of approximately $60,000. For the purposes of certainty, the Excluded Assets shall be specifically excluded from the Assets, whether or not they form part of the properties and assets of the Business.

2.2	Contracts and Assumption of Liabilities

Subject to the terms and conditions hereof, the Vendor agrees to assign to the Purchaser and the Purchaser agrees to unconditionally assume and become liable for the payment and performance in full of the obligations of the Vendor under the Contracts (if any). The parties expressly acknowledge that, except in respect of (i) any obligations of the Vendor under any of such Contracts which may be assumed hereunder by the Purchaser, and (ii) obligations relating to the Employees as set forth in Section 7.6 below, the Purchaser is not assuming any other legal and/or financial obligations or commitments of the Vendor (whether known or unknown as of the Closing Date).

2.3	Investigation, etc.

Until the Closing Date, the Purchaser and its advisers shall, during business hours, have full and complete access to the premises, books, leases and other records of the Business for the purpose of investigating the business and affairs of the Business. Promptly after the date hereof, there shall be made available to the Purchaser such documents and data as the Purchaser may reasonably request relating to the Business. Unless and until the transactions contemplated hereby have been consummated, the Purchaser shall hold in strict confidence all information so obtained and, if the Purchaser shall not complete the purchase and sale transaction contemplated hereunder on the Closing Date, it shall forthwith return to the Vendor all written information and documents obtained hereunder and in its possession (and all copies thereof). Until the Closing Date, the Vendor shall be required to operate and carry on the Business and preserve, protect and insure the Assets and goodwill of the Business in the ordinary course consistent with past practices (including the payment of all of its liabilities when due) and as a prudent owner of same for the sole account and behalf of the Purchaser. In addition to any other covenants of the Vendor  herein, until the Closing Date, the Vendor shall not, without the express written consent of the Purchaser, acting reasonably and without delay, take or implement any material decisions in respect of the Business or any of the Assets.

2.4	Documents and Data

On the Closing Date, the Vendor shall deliver to the Purchaser all documents (or copies thereof, except in the case of Contracts) and other data, technical or otherwise, that are in the possession or control of the Vendor and which relate to the Assets and will be necessary or desirable for the conduct of the Business by the Purchaser after the Closing Date including, without limitation, such books of account and financial records as the Purchaser may reasonably request.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price and Adjustments

The Purchase Price payable by the Purchaser to the Vendor for the Assets shall be the aggregate sum of three hundred twenty five thousand dollars ($325,000). In addition, the Purchaser agrees to issue 400,000 restricted common shares to three non-related lenders of the Vendor in settlement of their loans.

3.2	Payment of Purchase Price

The Purchase Price shall be paid to the Vendor by the Purchaser on the Closing Date by the issuance and delivery to the Vendor  by the Purchaser of a non-assignable promissory note (the Promissory Note) providing for:

(i)	The principal amount of such note to be paid to the Vendor on or before expiry of one year from the closing date

(ii)	Simple interest payable at the annual rate of 5% payable on full settlement

(iii)	Whole or partial prepayment rights at any time without penalty, notice or bonus,

(iv)	Secured by the Assets being sold under this agreement

(iv)	The right to set off any indemnification or other obligations of the Vendor, and

(v)	Such other customary terms as the parties may agree upon; and

(vi)	Issuance of 400,000 restricted common shares direct to the three lenders of the Vendor.

3.3	Allocation of Purchase Price

The Vendor and Purchaser agree that the allocation of the Purchase Price as among the Assets shall be as Goodwill and Intangible assets

The Vendor and the Purchaser agree that the amounts so attributed to the Assets (as may be adjusted herein) above are the respective fair market values thereof and shall file in mutually agreeable form all elections required or desirable under the Income Tax Act (Canada) or otherwise in respect of the foregoing allocations and shall agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations.

ARTICLE 4

CLOSING ARRANGEMENTS

4.1	Closing Procedures

At or before the Closing, the Vendor and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for and, upon fulfillment of all the conditions set out in Section 5.2 that have not been waived in writing as therein provided, the Vendor shall deliver to the Purchaser:

(a)	Possession of the Assets;

(b)	A general bill of sale conveying the Assets to the Purchaser;

(c)	All consents and approvals required for the assignment of the Contracts forming part of the Assets (if any) and for the transfer of any other Assets;

(d)	Certified copies of resolutions of all of the directors and shareholders of the Vendor approving the transactions contemplated hereunder;

(e)
A full release of all potential historical claims (but excluding any future matters between the parties and any obligations of the Purchaser hereunder) from each of the Shareholder, their spouse and others to and in favour of the Purchaser;

and upon fulfillment of the foregoing provisions of this Section 4.1 and upon fulfillment of all the conditions set out in Section 5.1 that have not been waived in writing as therein provided, the Purchaser shall deliver to the Vendor,

(a)	The Promissory Note;

(b)	Three certificates covering 400,000 restricted common shares of the Purchaser and

(b)	A certified copy of resolutions of the directors of the Purchaser approving the purchase;

ARTICLE 5

CONDITIONS OF CLOSING

5.1	Conditions for the Purchaser Benefit

The Purchaser is not obliged to complete the purchase herein provided for unless, at or prior to the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the sole and exclusive benefit of the Purchaser and may be waived in writing in whole or in part by the Purchaser at any time and the Vendor shall use its best commercial efforts to ensure that such conditions are fulfilled on or before the Closing:

(a)
Corporate Approvals. The sale and purchase herein provided for have been duly authorized and approved by resolutions of all of the directors and shareholders of the Vendor, and a copy of the requisite corporate proceedings duly certified by an officer thereof has been delivered to the Purchaser. All other corporate and legal proceedings and approvals as are considered necessary by the Purchaser’s Counsel have been taken or obtained to permit the Vendor to complete the transactions provided for herein.

(b)	Representations and Warranties. The representations and warranties of the Vendor and the Shareholder set forth in Section 6.1 below are true and correct on the Closing Date.

(c)
Compliance with Agreement. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor at or before the Closing Date have been complied with or performed by the Vendor on or before the Closing Date (including the delivery by the Vendor to the Purchaser of all documents, instruments and certificates contemplated under Section 4.1 above).

(d)	Consents and Approvals. The Vendor has obtained and delivered to the Purchaser all of the consents and approvals required pursuant to Section 4.1(d).

(e)
Material Adverse Change. There shall have been no material adverse change in or to the Assets on or prior to the Closing Date (including, without limitation, any material damage or destruction to any of the Assets).

(f)
Due Diligence. The Purchaser shall be satisfied with the results of all legal, business, financial and other due diligence investigations carried out by it (or its agents and/or advisors) on or prior to the Closing Date.

(g)	Employment Matters. The Purchaser shall have entered into satisfactory arrangements in relation to the employment by the Purchaser of the Employees.

5.2	Conditions for the Vendor's Benefit

The Vendor is not obliged to consummate the transactions herein provided for unless, at or prior to the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the sole and exclusive benefit of the Vendor, they may be waived in writing, in whole or in part, by the Vendor at any time and the Purchaser shall use its best commercial efforts to ensure that such conditions are fulfilled on or before the Closing:

(a)	Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 6.2 below are true and correct on the Closing Date.

(b)
Compliance with Agreement. All of the terms, covenants, and agreements set forth in this Agreement to be complied with or performed by the Purchaser at or before the Closing Date have been complied with or performed by the Purchaser on or before the Closing Date (including the delivery by the Purchaser to the Vendor of all documents, instruments and certificates contemplated under Section 4.1 above).

If any of the foregoing conditions have not been fulfilled on or before the Closing Date, the Vendor may either:

(i)	terminate this Agreement by notice in writing to the Purchaser, in which event both the Purchaser and the Vendor are released from all of their respective obligations under this Agreement, or

(ii)
the Vendor may waive compliance with any such condition in whole or in part, if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition in whole or in part.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES, ETC.

6.1	Representations and Warranties of the Vendor[s] and the Shareholder[s]

The Vendor and the Shareholder hereby, jointly and severally, represent and warrant to the Purchaser as follows:

(a)	Corporate Matters. The Vendor is now and on the Closing Date will be a corporation:

(i)	Duly incorporated and organized and validly subsisting under the laws of its incorporating jurisdiction,

(ii)	Duly authorized and licensed to own the Assets and to carry on the Business, as presently owned and carried on by it.

(iii)	Having the power and authority and right to sell the Assets in accordance with the terms of this Agreement, and

(iv)	Not being "non-resident" of Canada within the meaning of the Income Tax Act (Canada).

(b)
No Breach Caused by this Agreement. Neither the execution nor delivery of this Agreement nor the fulfillment or compliance with any of the terms hereof will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the articles and by-laws, of the Vendor or of any material agreement or instrument to which the Business of the Vendor is subject.

(c)
Binding Obligations. This Agreement has been duly and validly authorized, executed and delivered by the Vendor and, when executed and delivered by the Purchaser, will constitute valid and binding obligations of the Vendor enforceable against it according to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles.

(d)	Sale of Assets. Except for this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of any of the Assets.

(e)
Bankruptcy. The Vendor has not proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed over any of its assets, had any encumbrances take possession of any of its property or had any execution or distress become enforceable or become levied upon any of its property.

(f)
Title to Assets. The Vendor now has, and at Closing will have, good and marketable title to all of the Assets, free and clear of any and all Encumbrances, and none of the Assets shall be leased or rented by the Vendor from any Person.

(g)
Litigation. There is not now, nor at Closing will there be, any action, claim, or demand or other proceedings, whether pending or threatened, before any court or administrative agency that could adversely affect the financial condition or overall operations of the Business, and the Vendor and the Shareholder are not aware of any existing grounds on which any such action, claim, demand or proceeding might be commenced with any reasonable likelihood of success.

(h)
Intellectual Property. The Vendor has not received any notices of infringement by it of any intellectual property rights of others and none of the present activities of the Business or of the Assets infringe on any intellectual property rights of others and the Vendor is not aware of any infringement or violation by others of any intellectual property owned by the Vendor. The Vendor possesses adequate licenses or other rights to use the Intellectual Property, including but not limited to any licences for third party software. To the knowledge of the Vendor and the Shareholder, the Vendor is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any Employee. None of the activities of the Employees on behalf of the Business violates any agreements or arrangements which any such Employees have with former employers currently in effect.

(i)
Disclosure. The representations and warranties of the Vendor and the Shareholder included in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Assets and the Business. Each of the Vendor and the Shareholder has no information or knowledge of any facts relating to the Assets, the Vendor or the Business which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions herein contemplated.

6.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor[s] as follows:

(a)	Corporate Matters. The Purchaser is now and on the Closing Date will be a corporation:

(i)	duly incorporated and organized and validly subsisting under the laws of the State of Nevada, and

(ii)	having the corporate power and authority to purchase and own the Assets as contemplated by this Agreement.

(b)
Compliance with Other Instruments, etc. Neither the execution nor delivery of this Agreement nor the fulfillment or compliance with any of the terms hereof will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the articles and by-laws of the Purchaser or any material agreement or instrument to which the Purchaser is a party, or will require any consent or other action by any administrative or governmental body.

(c)
Binding Obligations. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and, when executed and delivered by the Vendor, will constitute valid and binding obligations of the Purchaser enforceable against it according to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or equitable principles.

6.3	Survival Periods and Indemnification Claims

(a)
Vendor and Shareholder Representations and Warranties. The representations and warranties of the Vendor and the Shareholder shall survive the Closing and continue in full force and effect for the benefit of the Purchaser for a period of one (1) year following the Closing Date (except the representations and warranties as to title to the Assets which shall survive without limitation), after which time the Vendor and the Shareholder are released from all obligations and liabilities hereunder in respect of any breach of such representations and warranties.

(b)
Purchaser's Representations and Warranties. The representations and warranties of the Purchaser contained herein shall survive the Closing and continue in full force and effect for the benefit of the Vendor for a period of one (1) year following the Closing Date, after which time the Purchaser is released from all obligations and liabilities hereunder in respect of any breach of such representations and warranties.

(c)
Vendor’s Indemnification Obligations. Subject to Sections 6.3(a) above, the Vendor and the Shareholder, jointly and severally, covenant and agree to indemnify and save harmless the Purchaser from and against any and all losses, debts, obligations, liabilities, expenses, costs and damages (including reasonable legal fees) (collectively, Damages) suffered by the Purchaser as a result of:

(i)	any breach of or non-compliance with, or untruth of any of the warranties, representations or covenants of the Vendor and/or the Shareholder contained in this Agreement,

(ii)	any claims commenced against the Purchaser by any creditors of the Vendor for the payment of any Damages (including, without limitation, any unpaid taxes), or

(d)
Purchaser's Indemnification Obligations. Subject to Section 6.3(b) above, the Purchaser covenants and agrees to indemnify and save harmless the Vendor from and against any and all Damages suffered by the Vendor  as a result of any breach of, non-compliance with, or untruth of any of the warranties, representations or covenants of the Purchaser contained in this Agreement.

ARTICLE 7

ADDITIONAL VENDOR'S COVENANTS

7.1	License Matters

The Vendor shall forthwith, immediately following Closing, assist with the assignment of URLs, Logos, design and concept (if patented) to the Purchaser. If any of such item is not assignable to the Purchaser, the Vendor agrees to hold the benefit of such item in trust for the Purchaser until the Purchaser is able to obtain its own arrangements in respect of such item.

7.2	Post-Closing Confidentiality

Following the completion of the transactions contemplated hereunder on the Closing Date and the delivery to the Purchaser of the Assets as required hereunder, each of the Vendor and the Shareholder shall expressly keep confidential all confidential information, trade secrets or financial or business information/ documents in their possession concerning the Assets and shall not disclose same to any Person at any time following the Closing Date, except with the prior written consent of the Purchaser.

ARTICLE 8

GENERAL

8.1	Interpretation

(a)	Schedules. Any schedules and other documents attached to this Agreement form an integral part of this Agreement and are incorporated herein by reference.

(b)
Sections and Headings. The division of this Agreement into Articles, sections, subsections, paragraphs, and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	Extended Meanings. Words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

(d)	Currency. All dollar amounts referred to in this Agreement are in lawful money of United States.

8.2	Expenses

Except as otherwise provided herein, each party is responsible for its own legal and accounting fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the parties and the consummation of the transactions contemplated hereby.

8.3	Further Assurances; Public Announcements

Each of the parties hereto shall, from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein. Both prior to and following the completion of the transactions contemplated hereunder, no party shall be entitled to publicly disclose the nature and/or details of the transactions contemplated hereunder without the express written consent of the other party.

8.4	Entire Agreement

This Agreement, including any schedules hereto, constitutes the entire agreement between the parties and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties and supercedes and replaces all prior written memoranda of understanding (including, without limitation, the non-binding letter of intent dated May 3, 2012, as delivered by the Purchaser to the Vendor). There are no oral representations or warranties among the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

8.6	Applicable Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

8.7	Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

(a)	Delivered personally,

(b)	Sent by prepaid courier service or mail, or

(c)	sent prepaid by telecopier, telex, or other similar means of electronic communication addressed:

    In the case of notice to the Purchaser at its corporate office, as follows:

    47 Avenue Road
    Suite 200, Toronto, ON M5R 2G3

    Attention: Kam Shah

    In the case of the Vendor/the Shareholder, as follows:

    47 Avenue Road
    Suite 200, Toronto, ON M5R 2G3

    Attention: John Robinson

And, in all cases, so delivered personally or by courier, or so sent by means of electronic communication. Any notice so given is deemed conclusively to have been given and received when so personally delivered or sent by telex, telecopier or other electronic communication or on the third (3rd) calendar day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

8.8	Successors and Assigns

This Agreement shall enure to the benefit of and is binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any of the parties hereto without the prior consent of the other parties hereto, acting reasonably.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

Birthday Slam Corporation
	By:	/s/ John Robinson
John Robinson, Sole Director & key Shareholder
I have authority to bind the corporation.

/s/ Stephanie Petsinis		/s/ Kam Shah
Witness:		Name

Webtradex International Corp